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                                                               EXHIBIT 10.15
                       [TYLER CORPORATION LETTERHEAD]


                               October 8, 1997

Mr. C. A. Rundell, Jr.
Tyler Corporation
2121 San Jacinto Street, Suite 3200
Dallas, Texas 75201

Dear C. A.:

         This letter is to confirm the basis upon which you agree to serve as President and Chief Executive Officer of Tyler Corporation ("Tyler").

         1.      Salary. $17,500 per month.

         2. 125,000 Shares. You will also be issued, effective the date hereof, 125,000 shares of Tyler common stock, which you will forfeit and return to Tyler, to the extent your employment with Tyler terminates, as follows:

         If your employment
         terminates:                            You forfeit:
         ----------                             -----------
         Prior to April 8, 1998                  125,000 shares

         After April 7, 1998
         and prior to October 8, 1998            100,000 shares

         After October 7, 1998,
         and prior to April 8, 1999               75,000 shares

         After April 7, 1999,
         and prior to October 8, 1999             50,000 shares

         After October 7, 1999,
         and prior to April 8, 2000               25,000 shares

         After April 7, 2000                           0 shares

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October 8, 1997
Mr. C.A. Rundell, Jr.
Page 2


         If there is a "change of control" of Tyler, as defined in Section 10 of your stock option agreement of even date, while your employment with Tyler continues you shall not have any further obligation to forfeit or return any of the shares.

         3. Bonus. For 1998 and thereafter, you will participate in a bonus plan to be developed by the Company.

         4. Options. You will receive options for 350,000 shares of Tyler common stock at $3.6875 per share, the closing price on October 8, 1997, of which (i) 132,199 will be Incentive Stock Options ("ISO's") of which 23,727 will vest and be exercisable on January 1, 1998, and 27,118 will vest and be exercisable on each of January 1, 1999-2002, and (ii) 217,801 will be non-qualified stock options ("NSO's"), of which 43,561 will vest and be exercisable on October 8, 1997, and 43,560 will vest and be exercisable on each of October 8, 1998 2001. All shares shall vest in the event of a change of control of Tyler as defined in Section 10 of your stock option agreement of even date.

         5. Office. Your office will be located at the offices of Tyler in Dallas, Texas.

         6. Position. You will serve as President and Chief Executive Officer of Tyler and will devote a majority of your working time to the performance of your duties in that capacity. As a compensated employee, you will not be paid for serving as a director of Tyler or on any committees of the board of directors of Tyler.

         7. Perks. Tyler will pay for your initiation fee and dues at the Petroleum Club in Dallas, Texas.

         8. Secretary. It is understood that your secretary will be Pat Dugan, and Tyler will pay $25,000 of her compensation. You will pay the remainder of her compensation, with the understanding that she will be handling personal and other business matters for you.

         9. Effective Date. This Agreement is effective October 8, 1997, and supersedes all prior employment agreements.
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October 8, 1997
Mr. C.A. Rundell, Jr.
Page 3

                 If the foregoing reflects your understanding of the agreement, please sign below where indicated.


                                                        Yours very truly,

                                                        /s/ LOUIS A. WATERS,

                                                        Louis A. Waters,
                                                        Chairman of the Board


Agreed and Accepted:


/s/ C.A. RUNDELL, JR.
--------------------------
C. A. Rundell, Jr.


Date:    October 8, 1997

Copy to:         Directors of the Company